Exhibit 10.27
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT
     THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Amendment”) is made this 30th day of July 2008, between NVR, INC., a Virginia corporation (the “Company”) and DENNIS M. SEREMET, (the “Executive”). References within this Amendment to the Company refer to NVR and its subsidiaries and affiliates.
WHEREAS, the parties wish to amend that Employment Agreement entered into between the Company and the Executive dated July 1, 2005 (“Employment Agreement”);
WHEREAS, the Company’s Board of Directors (the “Board”) approved the appointment of Mr. Seremet as a Senior Vice President on November 1, 2007;
WHEREAS, Section 8.3 of the Employment Agreement states that amendments shall only be effectuated pursuant to a written instrument signed by both parties to the Employment Agreement; and
WHEREAS, the Company and the Executive find it desirous to execute an Amendment, whereby the Executive’s job title shall be changed to reflect the Board’s action on November 1, 2007.
ACCORDINGLY, for and in consideration of the foregoing and of the mutual covenants and agreement set forth in this Amendment, the parties AGREE as follows:
1.	Paragraph 1.1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

Employment by the Company. The Company hereby employs the Executive, for itself and its affiliates, to render exclusive and full-time services to the Company. The Executive will serve in the capacity of Senior Vice President, Chief Financial Officer and Treasurer. The Executive will perform such duties as are imposed on the holder of that office by the By-laws of the Company and such other duties as are customarily performed by one holding such position in the same or similar businesses or enterprises as those of the Company. The Executive will perform such other related duties as may be assigned to him from time to time by the Company’s Board of Directors. The Executive will devote his entire full working time and attention to the performance of such duties and to the promotion of the business and interests of the Company.

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This provision, however, will not prevent the Executive from investing his funds or assets in any form or manner, or from acting as a member of the Board of Directors of any companies, businesses, or charitable organizations, so long as such investments or companies do not compete with the Company, subject to the limitations set forth in Section 7.1.

2.	Except as expressly provided herein, the terms and conditions of the Employment Agreement, as amended, shall remain in full force and effect and shall be binding on the parties hereto.
     IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment, or have caused this Amendment to be duly executed and delivered in their name and on their behalf, intending to be legally bound by its terms, as of the day and year first above written.

NVR, INC.
By:	/s/ Dwight C. Schar	/s/ Dennis M. Seremet Dennis M. Seremet

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